Exhibit 99.1

CONTACT:	-OR-	INVESTOR RELATIONS:
Prospect Medical Holdings, Inc.		The Equity Group Inc.

Linda Hodges, Executive Vice President

Devin Sullivan

(714) 796-4271		(212) 836-9608
Linda.hodges@prospectmedical.com		dsullivan@equityny.com

FOR IMMEDIATE RELEASE

PROSPECT MEDICAL HOLDINGS REPORTS

FISCAL 2008 FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

Conference Call Scheduled for Thursday, January 8, at 2:00 pm ET/11:00 am PT

Q4 FY 2008 Highlights Compared to Q4 FY 2007

•                  Revenues increased 31% to $87.7 million from $67.0 million

•                  Operating income increased to $8.7 million compared to an operating loss of $27.2 million, following that year’s $27.5 million (continuing operations portion) non-cash, pre-tax write down of goodwill and other intangibles at Prospect’s legacy IPA operation

•                  Net income attributable to common stockholders of $6.5 million, or $0.32 per diluted share, compared to a net loss attributable to common stockholders of $34.4 million, or $3.25 per diluted share, which included the above-referenced write down

•                  Adjusted EBITDA of $11.6 million for Q4 2008

FY 2008 Full Year Highlights Compared to FY 2007

•                  Revenues increased 103% to $329.5 million from $162.6 million

•                  Operating income of $23.7 million compared to an operating loss of $27.5 million, following the above-referenced write down

•                  Net loss attributable to common stockholders of $2.6 million, which included a one-time $8.3 million non-cash loss on debt extinguishment, $3.1 million gain on interest rate swap arrangements and $6.8 million non-cash dividend to preferred stockholders, compared to a net loss attributable to common stockholders of $34.6 million

•                  Adjusted EBITDA of $40.1 million for fiscal 2008

Los Angeles, CA – December 29, 2008 – Prospect Medical Holdings, Inc. (NYSE Alternext US: PZZ) (“Prospect”), which owns and operates four community-based hospitals and manages the medical care of approximately 194,000  HMO enrollees in southern California, today announced financial results for its fiscal 2008 fourth quarter and year ended September 30, 2008.  These results include the operations of the ProMed Entities (“ProMed”), acquired on June 1, 2007, and Alta Hospitals System (“Alta”), acquired on August 8, 2007, since their acquisition dates.  Results for all periods exclude the Antelope Valley entities, since their sale on August 1, 2008 and pre-sale results have been classified as discontinued operations in the consolidated financial statements.

The Company continues to focus on improving operating efficiencies, rationalizing costs and strengthening its financial position and credit profile. Cash and equivalents at fiscal year end were $33.6 million, an increase of approximately $11.5 million over the prior year.  The Company continues to meet all of its debt obligations, including making additional principal payments, as it works down its acquisition-related debt.

CONSOLIDATED RESULTS OVERVIEW

Consolidated revenues for the fourth quarter of fiscal 2008 rose 31.0% to $87.7 million, from $67.0 million in the same period last year, due primarily to an increased contribution of approximately $20.1 million from Alta.  Consolidated revenues for all of fiscal 2008 rose 102.7% to $329.5 million, from $162.6 million last year, due primarily to an increased contribution of approximately $111.1 million from Alta and an increased contribution of approximately $60.8 million from ProMed.

Operating income for the fiscal 2008 fourth quarter was $8.7 million, compared to an operating loss of $27.2 million in the same period last year.  Operating income for fiscal 2008 was $23.7 million, compared to an operating loss of $27.5 million for fiscal 2007.

Net income attributable to common stockholders for the fourth quarter of fiscal 2008 was $6.5 million, or $0.32 per diluted share, on approximately 20.6 million diluted shares outstanding, as compared to a net loss attributable to common stockholders of $34.4 million, or $3.25 per diluted share, in the fourth quarter of fiscal 2007, on approximately 10.6 million diluted shares outstanding.  Net income for the 2008 fourth quarter included a loss on interest rate swap arrangements of approximately $976,000 as compared to a loss of approximately $868,000 in the prior year period. The fiscal 2008 quarter included preferred stock dividends of approximately $962,000, as compared to preferred stock dividends of approximately $1.1 million in the fiscal 2007 quarter.

For fiscal 2008, the net loss attributable to common stockholders was approximately $2.6 million, or $0.20 per basic and diluted share, on approximately 12.9 million weighted average shares outstanding, as compared to a net loss attributable to common stockholders for fiscal 2007 of $34.6 million, or $4.08 per basic and diluted share, on approximately 8.5 million weighted average shares outstanding.  The net loss for fiscal 2008 included a one-time $8.3 million non-cash loss on debt extinguishment and a gain on interest rate swap arrangements of approximately $3.1 million, as compared to a loss of approximately $868,000 in the prior year period. For fiscal 2008, the impact of recording preferred stock dividends amounted to approximately $6.8 million, as compared to approximately $1.1 million in fiscal 2007.

All accrued preferred stock dividends were forgiven during August 2008, in connection with the conversion of preferred stock to common stock.

Adjusted EBITDA for the fourth quarter and full fiscal year 2008 was $11.6 million and $40.1 million, respectively (see reconciliation tables in this release).

SEGMENT RESULTS

IPA Management

	Three Months Ended September 30,		Twelve Months Ended September 30,
($ in 000s)	2008	2007	2008	2007
	(unaudited)

Total managed care revenues	$52,147	$51,390	$202,844	$146,976
Total managed care cost of revenues	38,459	43,924	158,908	119,657
Gross margin	13,688	7,466	43,936	27,319

General and administrative	7,583	6,658	29,848	24,307
Depreciation and amortization	870	1,120	3,479	2,298
Impairment of goodwill and identifiable intangibles	0	27,512	0	27,513
Total non-medical expenses	8,453	35,290	33,327	54,118

Income from unconsolidated joint venture	439	349	2,563	2,664

Operating income (loss)	$5,674	$(27,475)	$13,172	$(24,135)

Managed care revenues for the fourth quarter of fiscal 2008 increased by approximately $757,000, or 1.5%, compared with the fourth quarter of fiscal 2007. This 2008 increase reflects the net impact of lower HMO enrollment and rate increases. Managed care revenues for the full year rose 38.0%, to $202.8 million, reflecting a $60.8 million increased contribution from ProMed, given its inclusion for a full year in fiscal 2008, combined with the net effect of decreased enrollment and rate increases at Prospect’s legacy IPAs.

Managed care cost of revenues decreased to 73.8% and 78.3% of total managed care revenues for the fiscal 2008 fourth quarter and full year, from 85.5% and 81.4%, respectively, in the fiscal 2007 fourth quarter and full year. These decreases resulted from several factors, including improved per enrollee reimbursements, improved contracting, and the inclusion of ProMed for all of fiscal 2008.

Higher general and administrative (“G&A”) expenses for the fiscal 2008 fourth quarter and year were primarily due to the inclusion of the acquired entities for the entire periods in fiscal 2008.

Income from unconsolidated joint ventures amounted to approximately $439,000 and $2.6 million in the 2008 fiscal fourth quarter and full year, respectively. This compares to approximately $349,000 and $2.7 million in the 2007 fiscal fourth quarter and full year, respectively.

Operating income for the fiscal 2008 fourth quarter was $5.7 million, as compared to an operating loss of $27.5 million in the fourth quarter of fiscal 2007, including consideration of each of the items discussed above. The operating income for all of fiscal 2008 amounted to $13.2 million, as compared to an operating loss of approximately $24.1 million for all of fiscal 2007, including consideration of each of the items discussed above.

Hospital Services (Since August 8, 2007)

Prospect’s Hospital Services segment consists of Alta’s four community-based hospitals in southern California, acquired in August 2007.

($ in 000s)	Fifty-Four Days Ended September 30, 2007	Three Months Ended September 30, 2008	Twelve Months Ended September 30, 2008
	(unaudited)

Net patient revenues	$15,583	$35,598	$126,692
Operating expenses:
Hospital operating expenses	10,699	24,621	84,353
General and administrative	1,382	3,726	12,481
Depreciation and amortization	671	2,151	4,286
Total operating expenses	12,752	30,498	101,120

Operating income	$2,831	$5,100	$25,572

The information above reflects the segment results for the periods since Alta’s acquisition, which, during fiscal 2007, represented fifty-four days.

Given Alta’s acquisition date, comparison with fiscal 2007 periods is not meaningful. However, for the periods detailed above, key performance indicators, including utilization rates, net inpatient revenue per admission and net inpatient revenue per patient day have each increased.

There has been no change in the number of hospitals, average licensed beds, or average available beds.

Discontinued Operations

The Company sold its Antelope Valley (“AV”) entities effective August 1, 2008. Pre-sale results are classified as discontinued operations in the financial statements, for all periods presented. Revenues for the AV entities totaled approximately $14.7 million and $18.1 million during the fiscal years ended September 30, 2008 (AV included for 10 months) and 2007. During fiscal 2008, the AV entities’ ten month net loss from operations (exclusive of any gain on sale) was approximately $0.4 million. During fiscal 2007, the AV entities’ net loss from operations was approximately $10.0 million (primarily comprised of an $8.9 million, after tax, write down of associated goodwill and other intangibles).

Use of Adjusted EBITDA

Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management believes Adjusted EBITDA, in addition to operating income, net income and other GAAP measures, is a useful indicator of Prospect’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes and capital expenditures. Investors should recognize that Adjusted EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for, or superior to, any measure of performance prepared in accordance with GAAP. Reconciliations of Adjusted EBITDA amounts to the most directly comparable GAAP measures for each of the quarterly periods in fiscal 2008 are included in the financial information provided as part of this release.

CONFERENCE CALL

Management will host a conference call on Thursday, January 8, 2009 at 2:00 pm ET / 11:00 am PT, to discuss these results, current operating initiatives, progress on addressing legacy business issues, and initiatives for 2009. Interested parties may participate in the call by dialing (866) 267-2584 (Domestic) or (706) 634-4739 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Prospect Medical conference call.

The conference call will be broadcast live over the Internet at the following link:

http://investor.shareholder.com/media/eventdetail.cfm?eventid=63447&CompanyID=PROSPECT&e=1&mediaKey=FD1088B6F9BDB79FFAEA6E426404E661.

To listen to the live call on the Internet, go to the web site at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 30 days.

ABOUT PROSPECT MEDICAL HOLDINGS

Prospect Medical Holdings operates four community-based hospitals in the greater Los Angeles area and manages the medical care of individuals enrolled in HMO plans in Southern California, through a network of approximately 14,000 specialist and primary care physicians.

This press release contains forward-looking statements. Additional written or oral forward-looking statements may be made by Prospect from time to time, in filings with the Securities and Exchange Commission, or otherwise. Statements contained herein that are not historical facts are forward-looking statements. Investors are cautioned that forward-looking statements, including the statements regarding anticipated or expected results, involve risks and uncertainties which may affect the Company’s business and prospects, including those outlined in Prospect’s Form 10-K filed on December 29, 2008, as well as risks and uncertainties arising from Prospect’s acquisition of Alta and ProMed, and the debt incurred by Prospect in connection with those acquisitions.  Any forward-looking statements contained in this press release represent our estimates only as of the date hereof, or as of such earlier dates as are indicated, and should not be relied upon as representing our estimates as of any subsequent date.  While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

### #### ###

Prospect Medical Holdings, Inc.

Condensed Consolidated Statements of Operations

($ in 000s, except per share data)

	Three months ended September 30,		Twelve months ended September 30,
	(Unaudited)
	2008	2007	2008	2007
Revenues:
Managed care revenues	$52,147	$51,390	$202,844	$146,976
Net patient revenues	35,597	15,583	126,692	15,583
Total revenues	87,744	66,973	329,536	162,559

Operating expenses:
Managed care cost of revenues	38,459	43,924	158,907	119,657
Hospital operating expenses	24,621	10,699	84,353	10,699
General and administrative	14,342	10,546	57,399	31,897
Depreciation and amortization	2,077	1,798	7,789	2,997
Impairment of goodwill and intangibles	0	27,512	0	27,512
Total operating expenses	79,499	94,479	308,448	192,762

Operating income from unconsolidated joint venture	439	349	2,563	2,664
Operating income (loss)	8,684	(27,157)	23,651	(27,539)
Other (income) expense:
Investment income	(92)	(303)	(616)	(1,097)
Interest expense and amortization of deferred financing costs	6,285	3,902	22,341	5,049
Gain in value of interest rate swap arrangements	976	868	(3,096)	869
Loss on debt extinguishment	0	0	8,309	0
Total other expense, net	7,169	4,467	26,938	4,821

Income (loss) before income taxes	1,515	(31,624)	(3,287)	(32,360)
Provision (benefit) for income taxes	383	(6,967)	(1,327)	(8,913)
Income (loss) before minority interest	1,132	(24,657)	(1,960)	(23,447)
Minority interest	(10)	3	1	10
Income (loss) from continuing operations	1,142	(24,660)	(1,961)	(23,457)
Income (loss) from discontinued operations, net of tax	6,354	(8,593)	6,169	(10,020)
Net income (loss) before preferred dividend	7,496	(33,253)	4,208	(33,477)
Dividend to preferred stockholders	(962)	(1,122)	(6,760)	(1,122)

Net income (loss) attributable to common stockholders	6,534	(34,375)	(2,552)	(34,599)

Per share data:
Basic:
Continuing operations	$0.01	$(2.44)	$(0.68)	$(2.90)
Discontinued operations	$0.39	$(0.81)	$0.48	$(1.18)
Net Income (loss) attributable to common stockholders	$0.40	$(3.25)	$(0.20)	$(4.08)
Diluted:
Continuing operations	$0.01	$(2.44)	$(0.68)	$(2.90)
Discontinued operations	$0.31	$(0.81)	$0.48	$(1.18)
Net Income (loss) attributable to common stockholders	$0.32	$(3.25)	$(0.20)	$(4.08)

Weighted average shares outstanding:
Basic	16,239	10,575	12,885	8,489
Diluted	20,610	10,575	12,885	8,489

Prospect Medical Holdings, Inc.

Condensed Consolidated Balance Sheets

($ in 000s)

	September 30,	September 30,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$33,583	$22,095
Investments, primarily restricted certificates of deposit	637	637
Patient accounts receivable, net of allowance for doubtful accounts of $3,891 and $4,447 at September 30, 2008 and 2007	18,314	15,840
Government program receivables	4,365	4,274
Risk pool receivables	338	179
Other receivables	2,598	2,111
Third party settlement	216	0
Notes receivable current portion	224	59
Refundable income taxes	2,654	5,041
Deferred income taxes, net	5,788	3,395
Prepaid expenses and other current assets	4,237	3,764
Current assets – discontinued operations	0	789
Total current assets	72,954	58,184

Property, improvements and equipment:
Land and land improvements	18,452	18,452
Buildings	22,233	22,233
Leasehold improvements	1,505	1,418
Equipment	10,628	9,494
Furniture and fixtures	912	958
	53,730	52,555
Less accumulated depreciation and amortization	(7,911)	(4,412)
Property, improvements and equipment, net	45,819	48,143
Notes receivables, long term portion	238	490
Deposits and other assets	778	776
Deferred financing costs	662	7,431
Goodwill	128,877	129,122
Other intangible assets, net	47,740	51,989
Total assets	$297,068	$296,135

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accrued medical claims and other health care costs payable	$20,480	$21,406
Accounts payable and other accrued liabilities	16,296	14,424
Third-party settlements	0	1,034
Accrued salaries, wages and benefits	11,257	6,579
Current portion of capital leases	341	356
Current portion of long-term debt	12,100	8,000
Other current liabilities	107	1,250
Current liabilities – discontinued operations	0	2,728
Total current liabilities	60,581	55,777
Long-term debt, less current portion	131,921	138,750
Deferred income taxes	24,433	28,670
Malpractice reserve	786	645
Capital leases, net of current portion	442	644
Interest rate swap liability	6,013	1,934
Other long-term liabilities	0	100
Total liabilities	224,176	226,520
Minority interest	81	79
Total shareholders’ equity	72,811	69,536
Total liabilities and shareholders’ equity	$297,068	$296,135

Adjusted EBITDA Reconciliation

(Unaudited)

A reconciliation of Adjusted EBITDA  (also referred to as “Normalized EBITDA” in Management discussions)  to the most directly comparable GAAP measure in accordance with SEC Regulation S-K follows, for each of the four quarters of fiscal 2008.

($ in millions)	Q1 08	Q2 08	Q3 08	Q4 08	Fiscal 2008

Operating income – per earnings release (1)	$4.1	$6.4	$4.1	$8.7
Depreciation and amortization	1.9	1.9	1.9	2.1
Prior CEO severance			1.3
Other adjustments (2)	2.4	1.6	2.9	0.8
Adjusted EBITDA	$8.4	$9.9	$10.2	$11.6	$40.1

Net Debt: Adjusted EBITDA Ratio:
Ending long-term debt					$144,021
Less: Ending cash and cash equivalents					(33,583)
Ending Net Debt					$110,438
Net Debt: Adjusted EBITDA Ratio					2.75

(1)  Operating income for all of fiscal 2008 is not intended to correspond to the sum of the quarterly operating income per prior earnings releases due primarily to classification of the results of discontinued operations.

(2)  Comprised of amounts considered by management to be non-recurring, including certain legacy IPA costs, special investigation costs, restatement costs, lender charges, and a portion of the Q4 08 charge for equity grants.